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                                                               Exhibit 10(ii)(e)


     The J. C. Penney Company, Inc. Retirement Plan for Non-Associate Directors ("Plan") hereby is amended as follows:

     in Article II, the following definition is added:

      "MANDATORY RETIREMENT DATE: The first day of the month next following the date of the Annual Meeting of Stockholders of the Company at which an Eligible Director becomes ineligible for reelection pursuant to the Company's Bylaws.";

     in Article III, in paragraph (1), the phrase "his Normal Retirement Date" is deleted and the phrase "his or her Normal Retirement Date or Mandatory Retirement Date, as the case may be," is substituted therefor;

     in Article IV, in paragraphs (1) (a), (2), and (3), the phrases "at his" and "or his" are deleted and the phrase "on or after his or her" is substituted therefor; and

     in Article VII, Section (7), the word "and" is deleted and the phrase "and February 14, 1996" added to follow the phrase "1989".